Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-220040) on Form S-1 of Yield10 Bioscience, Inc. of our report dated March 30, 2017, relating to the consolidated financial statements of Yield10 Bioscience, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the annual report on Form 10-K of Yield10 Bioscience, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP
Boston, Massachusetts
August 28, 2017